FOR IMMEDIATE RELEASE

MEDICIS CONTACT:                             BioMarin CONTACT:
---------------                              ----------------
Kara Stancell, Investor Relations &          Joshua A. Grass, Director,
Corporate Communications, (602) 808-3854     Business Development and Finance
                                             Relations, (415) 506-6777, or
                                             Susan Ferris, Manager, Corporate
                                             Communications, (415) 506-6701

                      MEDICIS AND BIOMARIN REACH SETTLEMENT

SCOTTSDALE, Arizona and NOVATO, California--January 12, 2005--Medicis (NYSE:MRX) and BioMarin Pharmaceutical Inc. ("BioMarin) (Nasdaq and SWX: BMRN) today announced that they have entered into amendments to the Securities Purchase
Agreement and License Agreement entered into on May 18, 2004, a Convertible Promissory Note ("Convertible Note") and a Settlement and Mutual Release Agreement (collectively the "Agreements").

Under the terms of the Agreements, transaction payments from BioMarin to Medicis previously totaling $175 million will be reduced to $159 million. Beginning with license payments relating to Orapred to be made by BioMarin after July 2005, license payments totaling $93 million will be reduced pro rata to $88.4 million. Consideration to be received by Medicis from BioMarin in 2009 for the option relating to the purchase of all outstanding shares of Ascent Pediatrics will be reduced from $82 million to $70.6 million. Medicis will take full financial responsibility for contingent payments due to former Ascent Pediatric shareholders without the $5 million offset payment that would have been paid by BioMarin to Medicis after July 1, 2005. Contingent payments are due to former Ascent Pediatric shareholders from Medicis only if revenue from Ascent Pediatric products exceeds certain thresholds. The Agreements will not require adjustment to the previously disclosed Medicis fiscal 2005 financial guidance.

Additionally, Medicis will make available to BioMarin a Convertible Note up to $25 million beginning July 1, 2005 based on certain terms and conditions including a change of control provision. Money advanced under the Convertible
Note is convertible into BioMarin shares at a strike price equal to BioMarin average closing price for the 20 trading days prior to such advance. The Convertible Note matures on the option purchase date in 2009 as defined in the Security Purchase Agreement but may be repaid by BioMarin at any time prior to the option purchase date. In conjunction with the Agreements, BioMarin and Medicis have entered into a settlement and Mutual Release Agreement to forever discharge each other from any and all claims, demands, damages, debts, liabilities, actions and causes of action relating to the transaction consummated by the parties other than certain continuing obligations in accordance with the terms of the parties' agreements.

About BioMarin

Headquartered in Novato, California, BioMarin develops innovative biopharmaceutical products and commercializes therapeutics for serious diseases. For additional information about BioMarin, please visit the Company's website at www.bmrn.com.

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About Medicis

Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and podiatric conditions and aesthetics medicine. The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic categories, including acne, eczema, fungal infections, psoriasis, rosacea, seborrheic dermatitis and skin and skin-structure infections. The Company's products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.

The Company's products include the prescription brands RESTYLANE(R), DYNACIN(R) (minocycline HCl), LOPROX(R) (ciclopirox), OMNICEF(R) (cefdinir), PLEXION(R) (sodium sulfacetamide/sulfur), TRIAZ(R) (benzoyl peroxide), LIDEX(R) (fluocinonide), and SYNALAR(R) (fluocinolone acetonide), the over-the-counter brand ESOTERICA(R), and BUPHENYL(R) (sodium phenylbutyrate), a prescription product indicated in the treatment of Urea Cycle Disorder. For more information about Medicis, please visit the website at www.medicis.com.

Except for historical information, this press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis or BioMarin expects, believes or anticipates will or may occur in the future are forward-looking statements. This includes earnings estimates, future financial performance and other matters. These statements are based on certain assumptions made by Medicis and BioMarin based on their respective experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis and BioMarin. Any such projections or statements include the current views of Medicis and BioMarin with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such results will be achieved. Medicis cannot validate its assumptions of the full impact on its business of the approval of competitive generic versions of its core brands, including DYNACIN(R) Tablets and/or LOPROX(R), or any future competitive product approvals that may affect its brands. Also, there are a number of additional important factors that could cause actual results to differ materially from those projected, including the anticipated size of the markets for each company, the availability of product supply for each company, the receipt of required regulatory approvals applicable for each company, the risks and uncertainties normally incident to the pharmaceutical industry, dependence on sales of key products, the uncertainty of future financial results and fluctuations in operating results, dependence on Medicis' strategy including the uncertainty of license payments and/or other payments due from third parties, the timing and success of new product development by Medicis or third parties, product introductions, the risks of pending or future litigation, and other risks described from time to time in each company's SEC filings including their Annual Reports on Form 10-K. Forward-looking statements represent the judgment of Medicis' and BioMarin's management as of the date of this release, and Medicis and BioMarin disclaim any intent or obligation to update any forward-looking statements.

NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. OMNICEF(R) is a registered trademark of Abbott Laboratories, Inc. under a license from Fujisawa Pharmaceutical Co., Ltd. RESTYLANE(R) is a registered trademark of HA North American Sales AB, a subsidiary of Medicis Pharmaceutical Corporation. ORAPRED(R) is a registered trademark of Medicis Pediatrics, Inc. All other marks (or brands) and names are the property of Medicis or its Affiliates.

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